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                                                                   Exhibit 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus (the "Prospectus") constituting part of this Registration Statement on Form S-4 of Watson Pharmaceuticals,
Inc. (the "Company") of our report dated February 5, 1996, except as to Note 13, which is as of March 4, 1996 and except as to the pooling of interests with Oclassen Pharmaceuticals, Inc., which is as of February 27, 1997, relating to the financial statements of Watson Pharmaceuticals, Inc. which appear in the Prospectus, and we consent to the incorporation by reference in the Prospectus of such report appearing on page F-2 of the Company's Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the reference to us under the heading "Experts" in such Prospectus.



Price Waterhouse LLP
Costa Mesa, California
March 4, 1997